Exhibit 99.1

Contact:	Chris Papa Post Properties, Inc. (404) 846-5028

Post Properties Announces First Quarter 2009 Earnings;

Raises $99 Million Through Financing of Post Toscana™ and Sale of Post Dunwoody®

Investor/Analyst Conference Call Scheduled for May 5, 2009 at 10:00 a.m. ET

ATLANTA, May 4, 2009 – Post Properties, Inc. (NYSE: PPS) announced today net income available to common shareholders of $0.4 million for the first quarter of 2009, compared to $0.8 million for the first quarter of 2008. On a diluted per share basis, net income available to common shareholders was $0.01 for the first quarter of 2009, compared to $0.02 for the first quarter of 2008.

The Company’s net income available to common shareholders for the first quarter of 2009 included net gains of approximately $0.9 million associated with the early extinguishment of indebtedness relating to the tender offer for its 2010 and 2011 senior unsecured notes and the prepayment of its weekly-remarketed, variable rate taxable mortgage bonds. Net income for the first quarter of 2009 also included income of approximately $0.9 million from the mark-to-market of the interest rate swap that was terminated in connection with the prepayment of the mortgage bonds discussed above, as well as income of approximately $0.4 million due to a favorable change in management’s estimates regarding the damage sustained at its Houston, Texas communities in 2008 as a result of Hurricane Ike.

The Company’s net income available to common shareholders for the first quarter of 2008 included a charge of approximately $6.1 million related to the Company’s formal process to pursue a possible business combination or other sale transaction, which ended in the second quarter of 2008. Additionally, the Company’s income available to common shareholders for the first quarter of 2008 included a net gain of approximately $2.3 million on the sale of an apartment community.

The Company uses the National Association of Real Estate Investment Trusts (“NAREIT”) definition of Funds from Operations (“FFO”) as an operating measure of the Company’s financial performance. A reconciliation of FFO to GAAP net income is included in the financial data (Table 1) accompanying this press release.

FFO for the first quarter of 2009 totaled $17.0 million, or $0.38 per diluted share, compared to $13.9 million, or $0.31 per diluted share, for the first quarter of 2008. The Company’s reported FFO for the first quarter of 2009 included net gains of approximately $2.2 million, or $0.05 per diluted share, relating to the early extinguishment of indebtedness, mark-to-market of an interest rate swap and change in previous hurricane casualty loss estimates discussed above. These net gains of $0.05 per diluted share compare favorably to the $0.08 to $0.09 per diluted share projected loss on early extinguishment of indebtedness that was included in the Company’s previously reported FFO guidance for 2009. The Company’s reported FFO for the first quarter of 2008 included the charge relating to the Company’s sale process of approximately $6.1 million, or $0.14 per diluted share, discussed above.

Mature (Same Store) Community Data

Average economic occupancy at the Company’s 41 mature (same store) communities, containing 14,921 apartment units, was 93.7% and 94.1% for the first quarter of 2009 and 2008, respectively.

Total revenues and operating expenses for the mature communities decreased 1.6% and 3.8%, respectively, during the first quarter of 2009, compared to the first quarter of 2008, resulting in flat same store net operating income (“NOI”). The average monthly rental rate per unit decreased 1.1% during the first quarter of 2009, compared to the first quarter of 2008.

On a sequential basis, total revenues for the mature communities decreased 1.3% and operating expenses increased 4.1% producing a 4.6%, or $1.7 million, decrease in same store NOI for the first quarter of 2009, compared to the fourth quarter of 2008. On a sequential basis, the average monthly rental rate per unit decreased 1.0%. For the first quarter of 2009, average economic occupancy at the mature communities was 93.7%, compared to 93.9% for the fourth quarter of 2008.

Same store NOI is a supplemental non-GAAP financial measure. A reconciliation of same store NOI to the comparable GAAP financial measure is included in the financial data (Table 2) accompanying this press release. Same store NOI and average rental rate per unit by geographic market is also included in the financial data (Table 3) accompanying this press release.

Financing Activity

In January 2009, the Company closed five, cross-collateralized secured mortgage loans. The mortgage loans have an aggregate principal amount of approximately $202.2 million, require interest-only payments for the first two years and then principal and interest payments for the remaining term of the loans based on a 30-year amortization schedule. The loans bear interest at a fixed rate of 5.99% and mature in ten years on February 1, 2019. In April 2009, certain documents related to these loans were modified to facilitate the securitization of such loans under a Federal Home Loan Mortgage Corporation (Freddie Mac) multifamily loan securitization program. Such amendments did not change the basic economic terms of the loans; however, in connection with such amendments the Company received modification fees in an aggregate amount of approximately $2.0 million plus reimbursement of certain costs incurred in connection with such modifications. The modification fees received will be amortized over the remaining term of the loans.

In February 2009, the Company made a public tender offer for any and all of its $185.0 million, 7.7% senior unsecured notes due December 2010 and its $100.0 million, 5.125% senior unsecured notes due October 2011. Upon expiration of the tender offer, the Company repurchased $84.5 million of its 7.7% senior notes due December 2010 at par and $90.4 million face amount of its 5.125% senior notes due October 2011 at an aggregate price of $85.8 million. The Company realized a net gain of approximately $3.5 million, or $0.08 per diluted share, related to the early extinguishment of such indebtedness.

In March 2009, the Company fully redeemed its approximately $92.3 million weekly remarketed, variable rate taxable mortgage bonds that mature in 2029. The Company also settled and terminated a related interest rate swap arrangement for a cash payment of approximately $1.6 million. The Company realized a net loss of approximately $2.6 million, or $0.06 per diluted share, related to the early extinguishment of such indebtedness and the termination of the related interest rate swap arrangement.

Also in March 2009, the Company refinanced a maturing mortgage loan of approximately $34.0 million on its Post Luminaria™ apartment community in New York, NY, using the proceeds of a new $34.8 million mortgage loan. The new mortgage loan requires interest-only payments for the first two years and then principal and interest payments for the remaining term of the loan based on a 30-year amortization schedule. The loan bears interest at a fixed rate of 5.61% and matures in ten years on April 1, 2019.

The Company funded the tender offer of senior unsecured notes and the redemption of the taxable mortgage bonds using available cash equivalents resulting from recent secured financings and through borrowings under its unsecured revolving lines of credit. As a result of the above transactions, the Company has no remaining scheduled debt maturities in 2009.

In March 2009, Standard & Poor’s Ratings Service lowered its corporate credit rating on the Company to BBB- from BBB, and at the same time revised its outlook to stable. The Company’s corporate credit rating at Moody’s Investor Service is currently Baa3 and the outlook is stable. As a result of this ratings change, the spread on the Company’s revolving lines of credit increased to 80.0 basis points over LIBOR from 57.5 basis points, and the facility fee increased to 17.5 basis points from 15.0 basis points.

Total debt and preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) was 44.2% at March 31, 2009, and variable rate debt as a percentage of total debt was 8.5% as of that same date.

The Company announced today that, in April 2009, it closed a mortgage loan with PNC ARCS, LLC, pursuant to the Freddie Mac loan program, secured by a mortgage on its Post Toscana™ apartment community located in New York, NY. The mortgage loan has a principal amount of approximately $51.6 million, requires interest-only payments for the first two years and then principal and interest payments for the remaining term of the loan based on a 30-year amortization schedule. The loan bears interest at a fixed rate of 5.84% through its initial maturity on May 1, 2018, at which time the loan is automatically extended for one year to May 1, 2019 and bears a variable interest rate based on the Freddie Mac Reference Bills® Securities rate plus a margin of 250 basis points.

Proceeds from the financing of Post Toscana™ and the sale of Post Dunwoody® discussed below were used to pay down the Company’s revolving lines of credit. As of May 1, 2009, the Company had outstanding borrowings and letters of credit totaling approximately $8.8 million under its combined $630 million unsecured lines of credit.

Computations of debt ratios and reconciliations of the ratios to the appropriate GAAP measures in the Company’s financial statements are included in the financial data (Table 4) accompanying this press release.

Disposition, Development and Other Investment Activity

Disposition Activity

The Company announced today that, in April 2009, it closed the sale of its Post Dunwoody® apartment community located in Atlanta, Georgia for a gross sales price of approximately $47.4 million. Post Dunwoody® is a 530-unit garden-style apartment community located in the Dunwoody area of Atlanta and was completed in phases in the late 1980’s and mid 1990’s. The Company will recognize a gain on the sale of approximately $24.7 million in the second quarter of 2009.

The Company continues to hold for sale one other apartment community located in Atlanta, Georgia and another community located in northern Virginia; however, current conditions in the global capital markets and the U.S. economy may adversely affect the Company’s ability to sell assets. As a result, there can be no assurance that these assets will be sold.

Development Activity

As of March 31, 2009, the Company’s aggregate pipeline of development projects under construction and/or in lease-up totaled approximately $544.0 million (including the Company’s share, net of joint venture partner interests, of $510.8 million). As of that same date, approximately $150.8 million of estimated construction costs remained to be funded by the Company (or approximately $115.2 million, excluding committed construction loan financing). The Company expects to fund future estimated construction expenditures primarily by utilizing borrowing capacity under its unsecured revolving lines of credit.

Apartment Community Renovation and Remediation Activity

The Company is currently undertaking substantial renovations and re-leasing of two apartment communities, Post Peachtree Hills® in Atlanta, Georgia and Post Heights™ in Dallas, Texas, containing a total of 668 units. The Company believes that the long-term value of these communities will be enhanced as a result of the renovations; however, operating results at these communities is affected negatively by increased vacancy during the renovation period. The renovation of these communities began in 2008. As of March 31, 2009, the Company had completed the renovation of 629 units (94% of the total) at these communities.

As previously announced, the Company is underway with an initiative to remediate communities with stucco exteriors or exterior insulation finishing systems (“EIFS”). The Company currently estimates that the aggregate cost of this initiative could be approximately $45 million. Through March 31, 2009, the Company incurred approximately $6.5 million of capital expenditures relating to these remediation projects. The Company expects to fund future estimated remediation expenditures primarily by utilizing borrowing capacity under its revolving lines of credit.

Condominium Activity

The Company recognized incremental losses of approximately $1.1 million from condominium activities during the first quarter of 2009, net of noncontrolling interest, compared to incremental gains of approximately $1.1 million during the first quarter of 2008. During the first quarter of 2009, the Company sold 11 condominium units for aggregate gross sales revenues of approximately $2.0 million, compared to 27 condominium units sold in the first quarter of 2008 for aggregate gross sales revenues of approximately $8.3 million.

Supplemental Financial Data

The Company also produces Supplemental Financial Data that includes detailed information regarding the Company’s operating results, investment activity, financing activity and balance sheet. This Supplemental Financial Data is considered an integral part of this earnings release and is available on the Company’s website. The Company’s Earnings Release and the Supplemental Financial Data are available through the For Investors/Financial Reports/Quarterly and Other Reports section of the Company’s website at www.postproperties.com.

The ability to access the attachments on the Company’s website requires the Adobe Acrobat Reader, which may be downloaded at http://www.adobe.com/products /acrobat/readstep.html.

Non-GAAP Financial Measures and Other Defined Terms

The Company uses certain non-GAAP financial measures and other defined terms in this press release and in its Supplemental Financial Data available on the Company’s website. The non-GAAP financial measures include FFO, Adjusted Funds from Operations (“AFFO”), net operating income, same store capital expenditures, and certain debt statistics and ratios. The definitions of these non-GAAP financial measures are summarized below and on page 23 of the Supplemental Financial Data. The Company believes that these measures are helpful to investors in measuring financial performance and/or liquidity and comparing such performance and/or liquidity to other REITs.

Funds from Operations – The Company uses FFO as an operating measure. The Company uses the NAREIT definition of FFO. FFO is defined by NAREIT to mean net income (loss) available to common shareholders determined in accordance with GAAP, excluding gains (or losses) from extraordinary items and sales of depreciable operating property, plus depreciation and amortization of real estate assets, and after adjustment for unconsolidated partnerships and joint ventures all determined on a consistent basis in accordance with GAAP. FFO presented in the Company’s press release and Supplemental Financial Data is not necessarily comparable to FFO presented by other real estate companies because not all real estate companies use the same definition. The Company’s FFO is comparable to the FFO of real estate companies that use the current NAREIT definition.

Accounting for real estate assets using historical cost accounting under GAAP assumes that the value of real estate assets diminishes predictably over time. NAREIT stated in its April 2002 White Paper on Funds from Operations that “since real estate asset values have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.” As a result, the concept of FFO was created by NAREIT for the REIT industry to provide an alternate measure. Since the Company agrees with the concept of FFO and appreciates the reasons surrounding its creation, the Company believes that FFO is an important supplemental measure of operating performance. In addition, since most equity REITs provide FFO information to the investment community, the Company believes that FFO is a useful supplemental measure for comparing the Company’s results to those of other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to FFO.

Adjusted Funds From Operations – The Company also uses adjusted funds from operations (“AFFO”) as an operating measure. AFFO is defined as FFO less operating capital expenditures and after adjusting for the impact of non-cash straight-line, long-term ground lease expense, non-cash impairment charges, non-cash income (loss) related to mark-to-market of interest rate swap agreements, non-cash debt extinguishment costs and strategic review costs. The Company believes that AFFO is an important supplemental measure of operating performance for an equity REIT because it provides investors with an indication of the REIT’s ability to fund its operating capital expenditures through earnings. In addition, since most equity REITs provide AFFO information to the investment community, the Company believes that AFFO is a useful supplemental measure for comparing the Company to other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to AFFO.

Property Net Operating Income – The Company uses property NOI, including same store NOI and same store NOI by market, as an operating measure. NOI is defined as rental and other revenues from real estate operations less total property and maintenance expenses from real estate operations (exclusive of depreciation and amortization). The Company believes that NOI is an important supplemental measure of operating performance for a REIT’s operating real estate because it provides a measure of the core operations, rather than factoring in depreciation and amortization, financing costs and general and administrative expenses generally incurred at the corporate level. This measure is particularly useful, in the opinion of the Company, in evaluating the performance of geographic operations, same store groupings and individual properties. Additionally, the Company believes that NOI, as defined, is a widely accepted measure of comparative operating performance in the real estate investment community. The Company believes that the line on its consolidated statement of operations entitled “net income” is the most directly comparable GAAP measure to NOI.

Same Store Capital Expenditures – The Company uses same store annually recurring and periodically recurring capital expenditures as cash flow measures. Same store annually recurring and periodically recurring capital expenditures are supplemental non-GAAP financial measures. The Company believes that same store annually recurring and periodically recurring capital expenditures are important indicators of the costs incurred by the Company in maintaining its same store communities on an ongoing basis. The corresponding GAAP measures include information with respect to the Company’s other operating segments consisting of communities stabilized in the prior year, lease-up communities, rehabilitation properties, sold properties and commercial properties in addition to same store information. Therefore, the Company believes that the Company’s presentation of same store annually recurring and periodically recurring capital expenditures is necessary to demonstrate same store replacement costs over time. The Company believes that the most directly comparable GAAP measure to same store annually recurring and periodically recurring capital expenditures are the lines on the Company’s consolidated statements of cash flows entitled “annually recurring capital expenditures” and “periodically recurring capital expenditures.”

Debt Statistics and Debt Ratios – The Company uses a number of debt statistics and ratios as supplemental measures of liquidity. The numerator and/or the denominator of certain of these statistics and/or ratios include non-GAAP financial measures that have been reconciled to the most directly comparable GAAP financial measure. These debt statistics and ratios include: (1) an interest coverage ratio; (2) a fixed charge coverage ratio; (3) total debt as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (4) total debt plus preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (5) a ratio of consolidated debt to total assets; (6) a ratio of secured debt to total assets; (7) a ratio of total unencumbered assets to unsecured debt; and (8) a ratio of consolidated income available to debt service to annual debt service charge. A number of these debt statistics and ratios are derived from covenants found in the Company’s debt agreements, including, among others, the Company’s senior unsecured notes. In addition, the Company presents these measures because the degree of leverage could affect the Company’s ability to obtain additional financing for working capital, capital expenditures, acquisitions, development or other general corporate purposes. The Company uses these measures internally as an indicator of liquidity and the Company believes that these measures are also utilized by the investment and analyst communities to better understand the Company’s liquidity.

Average Economic Occupancy – The Company uses average economic occupancy as a statistical measure of operating performance. The Company defines average economic occupancy as gross potential rent less vacancy losses, model expenses and bad debt expenses divided by gross potential rent for the period, expressed as a percentage.

Conference Call Information

The Company will hold its quarterly conference call on Tuesday, May 5, at 10:00 a.m. ET. The telephone numbers are 888-708-5699 for US and Canada callers and 913-312-0851 for international callers. The access code is 9841902. The conference call will be open to the public and can be listened to live on Post’s website at www.postproperties.com under For Investors/Event Calendar. The replay will begin at 1:00 p.m. ET on Tuesday, May 5, and will be available until Monday, May 11, at 11:59 p.m. ET. The telephone numbers for the replay are 888-203-1112 for US and Canada callers and 719-457-0820 for international callers. The access code for the replay is 9841902. A replay of the call also will be archived on Post’s website under For Investors/Audio Archive. The financial and statistical information that will be discussed on the call is contained in this press release and the Supplemental Financial Data. Both documents will be available through the For Investors/Financial Reports/Quarterly & Other Reports section of the Company’s website at www.postproperties.com.

Post Properties, founded more than 38 years ago, is one of the largest developers and operators of upscale multifamily communities in the United States. The Company’s mission is delivering superior satisfaction and value to its residents, associates, and investors, with a vision of being the first choice in quality multifamily living. Operating as a real estate investment trust (“REIT”), the Company focuses on developing and managing Post® branded resort-style garden and high density urban apartments. In addition, the Company develops high-quality condominiums and converts existing apartments to for-sale multifamily communities. Post Properties is headquartered in Atlanta, Georgia, and has operations in ten markets across the country.

Post Properties owns 20,662 apartment units in 57 communities, including 1,747 apartment units in five communities held in unconsolidated entities and 1,736 apartment units in five communities currently under construction and/or in lease-up. The Company is also developing and selling 361 for-sale condominium homes in three communities (including 129 units in one community held in an unconsolidated entity) and is converting apartment units in two communities initially consisting of 349 units into for-sale condominium homes through a taxable REIT subsidiary.

Forward Looking Statements

Certain statements made in this press release and other written or oral statements made by or on behalf of the Company, may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Examples of such statements in this press release include expectations with respect to the Company’s anticipated development, renovation, remediation and sales activities (including projected sales proceeds and the anticipated use there from as well as the projected costs, timing and anticipated potential sources of financing of projected future development, renovation and remediation activities). All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

The following are some of the factors that could cause the Company’s actual results and its expectations with respect to strategies to enhance shareholder value to differ materially from those described in the Company’s forward-looking statements: the success of the Company’s business strategies discussed in its Annual Report on Form 10-K dated December 31, 2008 and in previous filings with the SEC; future conditions in the global capital markets, including changes in the availability of credit and liquidity; future local and national economic conditions, including changes in levels of employment, interest rates, the availability of mortgage and other financing and related factors; a downgrade in the credit rating of the Company’s securities; demand for apartments in the Company’s markets and the effect on occupancy and rental rates; the impact of competition on the Company’s business, including competition for tenants and development locations for its apartment communities and competing for-sale housing in the markets where the Company is completing condominium conversions or developing new condominiums; the uncertainties associated with the Company’s current and planned future real estate development, including actual costs exceeding the Company’s budgets or development periods exceeding expectations; uncertainties associated with the timing and amount of asset sales, the market for asset sales and the resulting gains/losses associated with such asset sales; the Company’s ability to enter into new joint ventures and the availability of equity financing from traditional real estate investors to fund development activities; the Company’s ability to obtain construction loan financing to fund development activities; uncertainties associated with the Company’s condominium conversion and for-sale housing business; uncertainties associated with loss of personnel in connection with the Company’s reduction of corporate and property development and management overhead; conditions affecting ownership of residential real estate and general conditions in the multifamily residential real estate market; uncertainties associated with environmental and other regulatory matters; the impact of our ongoing litigation with the Equal Rights Center regarding compliance with the Americans with Disabilities Act and the Fair Housing Act (including any award of compensatory or punitive damages or injunctive relief requiring us to retrofit apartments or public use areas or prohibiting the sale of apartment communities or condominium units) as well as the impact of other litigation; the effects of changes in accounting policies and other regulatory matters detailed in the Company’s filings with the Securities and Exchange Commission; the costs of remediating damage to the Company’s communities that have stucco or exterior insulation finishing systems for potential water penetration and other related issues; and the Company’s ability to continue to qualify as a real estate investment trust under the Internal Revenue Code. Other important risk factors regarding the Company are included under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K dated December 31, 2008 and may be discussed in subsequent filings with the SEC. The risk factors discussed in Form 10-K under the caption “Risk Factors” are specifically incorporated by reference into this press release.

Financial Highlights

(Unaudited; in thousands, except per share and unit amounts)

	Three months ended March 31,
	2009	2008
OPERATING DATA
Revenues from continuing operations	$69,178	$69,712
Net income available to common shareholders	$413	$777
Funds from operations available to common shareholders and unitholders (Table 1)	$16,989	$13,908

Weighted average shares outstanding - diluted	44,299	43,965
Weighted average shares and units outstanding - diluted	44,517	44,368

PER COMMON SHARE DATA - DILUTED
Net income available to common shareholders	$0.01	$0.02

Funds from operations available to common shareholders and unitholders (Table 1) (1)	$0.38	$0.31

Dividends declared	$0.20	$0.45

(1)

Funds from operations per share were computed using weighted average shares and units outstanding, including the impact of dilutive securities totaling 3 and 419 shares and units for the three months ended March 31, 2009 and 2008, respectively. Such dilutive securities were antidilutive to the income (loss) per share computations for the three months ended March 31, 2009 and 2008 since the Company reported a per share loss from continuing operations under generally accepted accounting principles for such periods.

Table 1

Reconciliation of Net Income Available to Common Shareholders to

Funds From Operations Available to Common Shareholders and Unitholders

(Unaudited; in thousands, except per share amounts)

	Three months ended March 31,
	2009	2008
Net income available to common shareholders	$413	$777
Noncontrolling interest - common unitholders	2	7
Depreciation on wholly-owned real estate assets, net	17,077	15,700
Depreciation on real estate assets held in unconsolidated entities	350	350
Losses (gains) on sales of real estate assets	260	(4,430)
Incremental gains (losses) on condominium sales (1)	(1,113)	1,504

Funds from operations available to common shareholders and unitholders	$16,989	$13,908

Funds from operations - per share and unit - diluted (2)	$0.38	$0.31

Weighted average shares and units outstanding - diluted (2)	44,520	44,787

(1)

For condominium conversion projects, the Company recognizes incremental gains on condominium sales in FFO, net of provision for income taxes, to the extent that net sales proceeds, less costs of sales and expenses, from the sale of condominium units exceeds the greater of their fair value or net book value as of the date the property is acquired by the Company’s taxable REIT subsidiary. For condominium development projects, gains on condominium sales in FFO are equivalent to gains reported under GAAP. See the table entitled “Summary of Condominium Projects” on page 17 of the Supplemental Financial Data for further detail.

(2)

Funds from operations per share were computed using weighted average shares and units outstanding, including the impact of dilutive securities totaling 3 and 419 shares and units for the three months ended March 31, 2009 and 2008, respectively. Such dilutive securities were antidilutive to the income (loss) per share computations for the three months ended March 31, 2009 and 2008 since the Company reported a per share loss from continuing operations under generally accepted accounting principles for such periods.

Table 2

Reconciliation of Same Store Net Operating Income (NOI) to GAAP Net Income

(Unaudited; In thousands)

	Three months ended
	March 31, 2009	March 31, 2008	December 31, 2008
Total same store NOI	$34,624	$34,619	$36,284
Property NOI from other operating segments	1,630	458	1,636

Consolidated property NOI	36,254	35,077	37,920

Add (subtract):
Interest income	115	210	300
Other revenues	226	239	294
Depreciation	(17,592)	(15,097)	(18,241)
Interest expense	(14,178)	(11,031)	(14,487)
Amortization of deferred financing costs	(934)	(851)	(894)
General and administrative	(4,409)	(5,134)	(3,464)
Investment and development	(997)	(1,390)	(958)
Other investment costs	(653)	(255)	(422)
Strategic review costs	-	(6,070)	-
Impairment, severance and other charges	-	-	(64,560)
Gains (losses) on sales of real estate assets, net	(260)	2,119	525
Equity in income of unconsolidated real estate entities	110	401	143
Other income (expense), net	1,059	(174)	(1,665)
Net gain on early extinguishment of indebtedness	898	-	-

Loss from continuing operations	(361)	(1,956)	(65,509)
Income from discontinued operations	2,609	5,115	51,744

Net income (loss)	$2,248	$3,159	$(13,765)

Table 3

Same Store Net Operating Income (NOI) and Average Rental Rate per Unit by Market

(In thousands)

	Three months ended			Q1 '09 vs. Q1 '08 % Change	Q1 '09 vs. Q4 '08 % Change	Q1 '09 % Same Store NOI
	March 31, 2009	March 31, 2008	December 31, 2008
Rental and other revenues
Atlanta	$14,519	$14,787	$14,729	(1.8)%	(1.4)%
Dallas	11,189	11,267	11,318	(0.7)%	(1.1)%
Washington, D.C.	10,121	10,181	10,204	(0.6)%	(0.8)%
Tampa	7,030	7,181	7,053	(2.1)%	(0.3)%
Charlotte	4,577	4,784	4,681	(4.3)%	(2.2)%
New York	3,675	3,768	3,772	(2.5)%	(2.6)%
Houston	3,063	3,030	3,084	1.1%	(0.7)%
Austin	1,214	1,241	1,236	(2.2)%	(1.8)%
Orlando	2,306	2,371	2,379	(2.7)%	(3.1)%

Total rental and other revenues	57,694	58,610	58,456	(1.6)%	(1.3)%

Property operating and maintenance expenses (exclusive of depreciation and amortization)
Atlanta	6,065	5,952	6,162	1.9%	(1.6)%
Dallas	4,554	5,204	4,470	(12.5)%	1.9%
Washington, D.C.	3,584	3,664	3,591	(2.2)%	(0.2)%
Tampa	2,831	3,041	2,680	(6.9)%	5.6%
Charlotte	1,576	1,617	1,516	(2.5)%	4.0%
New York	1,420	1,404	1,131	1.1%	25.6%
Houston	1,456	1,364	1,129	6.7%	29.0%
Austin	562	607	525	(7.4)%	7.0%
Orlando	1,022	1,138	968	(10.2)%	5.6%

Total	23,070	23,991	22,172	(3.8)%	4.1%

Net operating income
Atlanta	8,454	8,835	8,567	(4.3)%	(1.3)%	24.4%
Dallas	6,635	6,063	6,848	9.4%	(3.1)%	19.2%
Washington, D.C.	6,537	6,517	6,613	0.3%	(1.1)%	18.9%
Tampa	4,199	4,140	4,373	1.4%	(4.0)%	12.1%
Charlotte	3,001	3,167	3,165	(5.2)%	(5.2)%	8.7%
New York	2,255	2,364	2,641	(4.6)%	(14.6)%	6.5%
Houston	1,607	1,666	1,955	(3.5)%	(17.8)%	4.6%
Austin	652	634	711	2.8%	(8.3)%	1.9%
Orlando	1,284	1,233	1,411	4.1%	(9.0)%	3.7%

Total same store NOI	$34,624	$34,619	$36,284	0.0%	(4.6)%	100.0%

Average rental rate per unit
Atlanta	$1,134	$1,144	$1,146	(0.9)%	(1.1)%
Dallas	1,093	1,096	1,106	(0.3)%	(1.1)%
Washington, D.C.	1,799	1,806	1,816	(0.4)%	(1.0)%
Tampa	1,231	1,296	1,237	(5.0)%	(0.5)%
Charlotte	1,151	1,185	1,183	(2.9)%	(2.7)%
New York	3,939	3,879	3,938	1.5%	0.0%
Houston	1,269	1,228	1,266	3.3%	0.2%
Austin	1,346	1,320	1,347	2.0%	(0.0)%
Orlando	1,373	1,461	1,397	(6.0)%	(1.7)%
Total average rental rate per unit	1,308	1,323	1,321	(1.1)%	(1.0)%

Table 4

Computation of Debt Ratios

(In thousands)

	As of March 31,
	2009	2008
Total real estate assets per balance sheet	$2,126,091	$2,118,984
Plus:
Company share of real estate assets held in unconsolidated entities	123,846	92,441
Company share of accumulated depreciation - assets held in unconsolidated entities	7,407	5,691
Accumulated depreciation per balance sheet	571,199	553,589
Accumulated depreciation on assets held for sale	42,379	24,333

Total undepreciated real estate assets (A)	$2,870,922	$2,795,038

Total debt per balance sheet	$1,090,388	$1,015,645
Plus:
Company share of third party debt held in unconsolidated entities	82,867	62,757

Total debt (adjusted for joint venture partners’ share of debt) (B)	$1,173,255	$1,078,402

Total debt as a % of undepreciated real estate assets (adjusted for joint venture partners’ share of debt (B÷A)	40.9%	38.6%

Total debt per balance sheet	$1,090,388	$1,015,645
Plus:
Company share of third party debt held in unconsolidated entities	82,867	62,757
Preferred shares at liquidation value	95,000	95,000

Total debt and preferred equity (adjusted for joint venture partners’ share of debt) (C)	$1,268,255	$1,173,402

Total debt and preferred equity as a % of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) (C÷A)	44.2%	42.0%